Auto-Callable Enhanced Return Barrier Notes Linked to a Basket of Five Equity Securities Due September 28, 2029

PRODUCT CHARACTERISTICS
•	Call Feature — If, on the Call Observation Date, the closing value of the Basket is greater than or equal to the Initial Basket Value, the Notes will be automatically called for a return of at least 14% (to be determined on the Trade Date). No further payments will be made on the Notes.

•	Enhanced Return Potential — If the Notes are not automatically called and the Final Basket Value is greater than the Initial Basket Value, at maturity, investors will receive a return equal to 150% of the Basket Return.

•	Contingent Return of Principal at Maturity — If the Notes are not automatically called and the Final Basket Value is less than or equal to the Initial Basket Value, but is greater than or equal to the Barrier Value, at maturity, investors will receive the principal amount of their Notes. If the Notes are not automatically called and the Final Basket Value is less than the Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Basket Value is less than the Initial Basket Value.

KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78018DHS9
Basket Underliers:	The common stock of Advanced Micro Devices, Inc. (Bloomberg symbol “AMD UW”), the common stock of Broadcom Inc. (Bloomberg symbol “AVGO UW”), the common stock of NVIDIA Corporation (Bloomberg symbol “NVDA UW”), the common stock of QUALCOMM Incorporated (Bloomberg symbol “QCOM UW”) and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited (Bloomberg symbol “TSM UN”)
Basket Weighting:	With respect to each Basket Underlier: 1/5
Trade Date:	September 25, 2026
Issue Date:	September 30, 2026
Valuation Date:	September 25, 2029
Maturity Date:	September 28, 2029
Call Feature:	If, on the Call Observation Date, the closing value of the Basket is greater than or equal to the Initial Basket Value, the Notes will be automatically called. Under these circumstances, investors will receive on the Call Settlement Date per $1,000 principal amount of Notes an amount equal to at least $1,140 (at least 114% of the principal amount), to be determined on the Trade Date. No further payments will be made on the Notes.
Call Observation Date:	October 1, 2027
Call Settlement Date:	October 6, 2027
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•   If the Final Basket Value is greater than the Initial Basket Value, an amount equal to:

$1,000 + ($1,000 × Basket Return × Participation Rate)

•   If the Final Basket Value is less than or equal to the Initial Basket Value, but is greater than or equal to the Barrier Value: $1,000

•   If the Final Basket Value is less than the Barrier Value, an amount equal to:

$1,000 + ($1,000 × Basket Return)

If the Notes are not automatically called and the Final Basket Value is less than the Barrier Value, you will lose a substantial portion or all of your principal amount at maturity.

Participation Rate:	150% (applicable only at maturity if the Notes are not automatically called)
Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set equal to 100 on the Trade Date

KEY TERMS (continued)
Final Basket Value:	The closing value of the Basket on the Valuation Date
Closing Value of the Basket:

On any relevant day, the closing value of the Basket will be calculated as follows:

100 × [1 + (the sum of, for each Basket Underlier, its Basket Underlier Return on that day times its Basket Weighting)]

Barrier Value:	70, which is 70% of the Initial Basket Value
Basket Underlier Return:	With respect to each Basket Underlier on any relevant day: (a) the closing value of that Basket Underlier on that day minus the Initial Basket Underlier Value divided by (b) the Initial Basket Underlier Value
Initial Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Trade Date
PAYOFF DIAGRAM (IF THE NOTES ARE NOT AUTOMATICALLY CALLED)

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010326013161/dp252527_424b2-us4473.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $880.00 and $930.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Portion or All of the Principal Amount at Maturity.

•	Your Potential Payment If the Notes Are Automatically Called Is Limited.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

•	The Notes Are Subject to an Automatic Call.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.

•	Changes in the Value of One Basket Underlier May Be Offset by Changes in the Values of the Other Basket Underliers.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Underliers on the Dates Specified.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.

•	You Will Not Have Any Rights to Any Basket Underlier.

•	There Are Important Differences between the TSM Underlier and the Common Shares of Taiwan Semiconductor Manufacturing Company Limited.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities with Respect to the TSM Underlier.

•	The Value of the TSM Underlier Is Subject to Currency Exchange Risk.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433